CONTACT:  Leo Taylor
                          Tandycrafts, Inc. (817) 551-9600
                          or
FOR IMMEDIATE RELEASE     Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                          Lambert, Edwards & Associates, Inc. (616) 233-0500

               TANDYCRAFTS ANNOUNCES AMENDMENT TO CREDIT FACILITY

FORT WORTH, Texas, October 24, 2000 - Tandycrafts, Inc. (NYSE: TAC) today announced that it has reached agreement with its senior lenders to amend the Company's revolving credit facility. The $40.5 million facility represents an increase of $2.4 million over the previous facility, but will be reduced by $1.5 million on November 30, 2000. The facility will expire on March 31, 2001.

The Fort Worth, Texas-based consumer products company announced that it is in continuing discussions with other financing sources to refinance its current revolving credit facility and to provide additional capital. Tandycrafts also said it is implementing several strategic initiatives to reduce debt and working capital needs.

"We anticipate the increased cash flow from operations that we historically experience in our fiscal second and third quarters, as well as cash generated or saved from our strategic initiatives should enable us to reduce our debt in the coming quarters," said Michael J. Walsh, Tandycrafts' chairman of the board and chief executive officer. "Tandycrafts is also continuing negotiations with its current lender and other potential financing sources, and we are optimistic that we will reach a long-term solution."

While the Company believes that it will be able to obtain alternative financing, there can be no assurance that the Company will be able to secure an alternative source of financing or will be able to further amend its facility. In such event, the Company may be in default under its facility and any unwaived default could have a material adverse effect on Tandycrafts' liquidity, operations and financial condition.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor and home furnishings. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

Statements in this news release which are not purely historical facts are forward looking statements, including statements containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward looking statements are based upon information available to Tandycrafts on the date of this release. Any forward looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the Company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward looking statements.
                                    #  #  #